                                                                  EXHIBIT 4(b)

                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK

                                  CERTIFICATE

Unless You have directed otherwise, We will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. Payment will be made in accordance with the revisions set forth in each Certificate and the Master Policy.

All payments and values provided by each certificate, when based on the investment experience of a Separate Account, are variable, may increase or decrease, and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" revisions in this Certificate.

CANCELLATION RIGHT. You may return this Certificate for cancellation to us or to the sales representative through whom it was purchased, within 10 days after delivery. Upon surrender of this Certificate within the 10 day period, We will refund the sum of (1) Any Purchase Payments allocated to a Fixed Account; plus
(2) Your Separate Account Value at the end of the Valuation Period in which your request is received; plus (3) Any additional amount deducted for premium taxes.

This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CERTIFICATE. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

To ensure that the dollar amount of variable annuity payments do not decrease, the values in the Separate Account must earn a minimum annual aggregate investment return of 4.9% for the variable annuity options based on an annual rate of 3.5% and combined annual Separate Account charges of 1.4%.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE



Secretary                                                              President



                        READ YOUR CERTIFICATE CAREFULLY


                        Home Office: New York, New York
                    Maiden Lane   New York, NY   10038-4992

98033N

                                     INDEX

                                                                       PAGE
                                                                       ----
Account Value.......................................                     4
Allocation of Net Purchase Payments.................                     7
Annuity Options.....................................                    19
Annuity Tables......................................                    20
Annuity Units.......................................                    18
Automatic Rebalancing...............................                    12
Beneficiary.........................................                     8
Certificate Fee.....................................                    16
Change of Investment Advisor or Investment Policy...                     6
Contingent Annuitant................................                     4
Death Proceeds......................................                    16
Definitions.........................................                     4
Division Accumulation Units.........................                    11
Divisions...........................................                    11
Fixed Account Value.................................                    10
General Provisions..................................                     6
Guaranteed Interest Rates...........................                    10
Guarantee Periods...................................                    10
Investment Objectives of the Portfolios.............                 3A/3B
Net Investment Factor...............................                    11
One-Time Reinvestment Privilege.....................                    16
Ownership Provisions................................                     7
Participant.........................................                     5
Payment of Benefits.................................                    17
Premium Taxes.......................................                     7
Purchase Payments...................................                     7
Schedule Page.......................................                     3
Separate Account....................................                    11
Surrenders..........................................                    13
    Full Surrender..................................                    13
    Partial Withdrawals.............................                    13
    Surrender Charge................................                    14
    Surrender Charge Exceptions.....................                    14
    15% Free Withdrawal Privilege...................                    15
Tax Charge..........................................                    16
Transfers...........................................                    12
Variable Annuity Payments...........................                    18

98033N                              Page 2

       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
                                 SCHEDULE PAGE

INITIAL PURCHASE PAYMENT:                                                       $ 5,000
MINIMUM ADDITIONAL PURCHASE PAYMENTS:                                           $   100
ADDITIONAL BENEFITS:                                                            NONE
MAXIMUM ASSET CHARGE FACTORS (Separate Account Only) ANNUAL RATE                1.40%
MAXIMUM ANNUAL CERTIFICATE FEE:                                                 $    30
TRANSFER CHARGE (After First 12 in a Certificate Year):                         $    25
ISSUE AGE:                                                                      35
ANNUITY COMMENCEMENT DATE:                                                      October 1, 2028
INITIAL ALLOCATION:
DIVISIONS OF THE SEPARATE ACCOUNT:
                                                                                 NET DOLLAR
                                                                                  AMOUNT OF
                                                           PERCENTAGE            ALLOCATIONS
                                                           ----------            -----------
[ASIAN EQUITY PORTFOLIO                                       100%              $ 5,000
DOMESTIC INCOME PORTFOLIO                                       0%                   00
EMERGING GROWTH PORTFOLIO                                       0%                   00
EMERGING MARKETS EQUITY PORTFOLIO                               0%                   00
EQUITY GROWTH PORTFOLIO                                         0%                   00
FIXED-INCOME PORTFOLIO                                          0%                   00
GLOBAL EQUITY PORTFOLIO                                         0%                   00
GOVERNMENT PORTFOLIO                                            0%                   00
GROWTH AND INCOME PORTFOLIO                                     0%                   00
HIGH-YIELD PORTFOLIO                                            0%                   00
INTERNATIONAL MAGNUM PORTFOLIO                                  0%                   00
MID CAP VALUE PORTFOLIO                                         0%                   00
MONEY MARKET PORTFOLIO                                          0%                   00
MORGAN STANLEY REAL ESTATE SECURITIES PORTFOLIOS                0%                   00
STRATEGIC STOCK PORTFOLIO                                       0%                   00
VALUE PORTFOLIO                                                 0%                   00
FIXED ACCOUNT - 1 YEAR GUARANTEE PERIOD                         0%                   00
                                                               ---               -------
TOTAL ALLOCATIONS                                             100%               $5,000]
ANNUITANT:                           JOE DOE             CERTIFICATE NUMBER:     123456
PARTICIPANT:                         JOE DOE             DATE OF ISSUE:          OCTOBER 1, 1998
JURISDICTION:                        NEW YORK            THIS IS A (SEX DISTINCT) CERTIFICATE
MASTER CONTRACT OWNER:               THE UNITED STATES LIFE GROUP VARIABLE ANNUITY TRUST I

98033N                              Page 3

                    INVESTMENT OBJECTIVES OF THE PORTFOLIOS

A brief description of each Portfolio's investment objective follows. However, no investment allocation should be made without referring to the appropriate prospectus which describes each Portfolio in detail.

                     MORGAN STANLEY UNIVERSAL FUNDS, INC.

                         U.S. FIXED INCOME PORTFOLIOS

The FIXED INCOME PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of U.S. Governments and Agencies, Corporate Bonds, Mortgage-Backed Securities, Foreign Bonds and other Fixed Income Securities and derivatives.

The HIGH YIELD PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of High Yield Securities, including Corporate Bonds and other Fixed Income Securities and Derivatives.

                            U.S. EQUITY PORTFOLIOS

The EQUITY GROWTH PORTFOLIO seeks long-term capital appreciation by investing primarily in Equity Securities of medium and large capitalization companies that, in the Investment Advisor's judgment, provide above-average potential for capital growth.

The MID CAP VALUE PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing in Common Stocks and other Equity Securities of issuers with equity capitalizations in the range of the companies represented in the Standard & Poor's Ratings Group MidCap 400 Index.

The VALUE PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of Common Stocks and other Equity Securities that are deemed by the Investment Advisor to be relatively undervalued based on various measures such as price/earnings ratio and price/book ratios.

                               GLOBAL PORTFOLIOS

The ASIAN EQUITY PORTFOLIO seeks long-term capital appreciation by investing primarily in Equity Securities of Asian issuers (excluding Japan) through the selection of individual stocks that the Investment Advisor believes are undervalued. The Portfolio intends to invest primarily in Equity Securities that are traded on recognized stock exchanges of countries in Asia and in Equity Securities of companies organized under the laws of an Asian country whose business is conducted principally in Asia.

The EMERGING MARKETS EQUITY Portfolio seeks long-term capital appreciation by investing primarily in Equity Securities of emerging market country issuers with a focus on those in which the Investment Advisor believes the economies are developing strongly and in which the markets are becoming more sophisticated.


98033N                              Page 3A

The GLOBAL EQUITY PORTFOLIO seeks long-term capital appreciation by investing primarily in Equity Securities of issuers throughout the world, including U.S. issuers, through the selection of individual stocks that the Investment Advisor believes are undervalued.

                       VAN KAMPEN LIFE INVESTMENT TRUST

The INTERNATIONAL MAGNUM PORTFOLIO seeks long-term capital appreciation by investing primarily in Equity Securities of non-U.S. issuers domiciled in EAFE countries (Australia, Japan, New Zealand, most nations located in Western Europe and certain developed countries in Asia, such as Hong Kong and Singapore.

The DOMESTIC INCOME PORTFOLIO seeks current income as its primary investment objective by investing in a diversified portfolio of fixed-income securities. The Portfolio expects that at all times at least 80% of its assets will be Invested in (1) fixed-income securities rated at the time of purchase B or higher by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group,
(2) nonrated debt securities believed by the Investment Adviser to be of comparable quality, and (3) U.S. Government securities.

THE EMERGING GROWTH PORTFOLIO seeks capital appreciation by investing in a portfolio of securities consisting principally of common stock of small and medium sized companies considered by the Investment Adviser to be emerging growth companies.

The ENTERPRISE PORTFOLIO seeks capital appreciation through investments in securities believed by the Investment Adviser to have above average potential for capital appreciation.

The GOVERNMENT PORTFOLIO seeks high current return consistent with preservation of capital by investing primarily in debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. The Portfolio may sell and purchase call and put options. The Portfolio also may purchase and sell interest rate futures contracts and options on such contracts since such transactions entered into for bona fide hedging purposes. The Portfolio may Purchase or sell US Government Securities on a forward commitment basis.

The GROWTH AND INCOME PORTFOLIO seeks long-term growth of capital and income by investing primarily in income-producing equity securities including common stock and convertible securities. Investments may also be made in non-convertible preferred stocks and debt securities.

The MONEY MARKET PORTFOLIO seeks protection of capital and high current income by investing in money-market investments. Investments in the Money Market Portfolio are neither insured no guaranteed by the U.S. Government. Although the Money Market Portfolio seeks to maintain a stable net asset value of $1.00 per share, there is no assurance that it will be able to do so.

The MORGAN STANLEY REAL ESTATE SECURITIES PORTFOLIO seeks long-term growth of capital as its primary investment objective by investing principally in companies operating in the real estate industry. Real Estate Securities include equity securities, including common stocks and convertible securities, as well as non-convertible preferred stocks and debt securities of real estate industry companies.

STRATEGIC STOCK Portfolio seeks an above average total return through a combination of potential capital appreciation and dividend income consistent with the preservation of invested capital by investing primarily in a portfolio of dividend paying Equity Securities included in the Dow Jones Industrial Average or in the Morgan Stanley Capital International USA Index.

98033N                              Page 3B

                                  DEFINITIONS

"WE", "OUR , US", OR "COMPANY". "We" ," our" , us", or "Company" means The United States Life Insurance Company In the City of New York.

YOU, YOUR, PARTICIPANT.  The Owner of this Certificate.

ACCOUNT.  Any of the Divisions of the Separate Account or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value after deduction of any fees.

ACCUMULATION PERIOD. The period during which Net Purchase Payments are allocated to either fixed Account or the Separate Account and held under the Certificate.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of a Certificate before annuity payments begin.

ADMINISTRATIVE CENTER. The United States Life Insurance Company (US) Annuity Service Center to which all Purchase Payments, requests, directions and other communications should be directed. The US Annuity Service Center is located at 2727-A Allen Parkway, Houston, Texas 77019-2191.

AGE. Age of an Annuitant as of his or her last birthday, unless otherwise stated.

ANNUITANT. The person upon whose date of birth and sex income payments are based. (Upon whose date of birth income payments are based if issued on a Unisex Basis). The Annuitant's name will be found on a page 3 of this Certificate.

ANNUITY UNIT.  A unit of measure used to calculate variable annuity payments.

BENEFICIARY. The person entitled to receive benefits in the event the Participant or Annuitant dies. If no named Beneficiary is living at the time any payment is to be made, the Participant shall be the Beneficiary , or if the Participant is not living, the Participant's estate shall be the Beneficiary.

CERTIFICATE YEAR. A period of 12 consecutive months beginning on the Date of Issue of the certificate or an anniversary thereof.

CONTINGENT ANNUITANT. A person named by the Participant of a Non-Qualified contract to become the Annuitant if: (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is then living. A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

CONTINGENT BENEFICIARY. A person named by the Participant to receive benefits in the event a designated Beneficiary is not living at the time of the Participant's or Annuitant's death.

CONTRACT OWNER.  The organization named on page 3 as Owner of the Master
Contract.

DATE OF ISSUE. The date on which this Certificate becomes effective as shown on Page 3.

DIVISION.  A subdivision of the Separate Account.

FIXED ACCOUNT. An Account which provides interest at a guaranteed fixed rate for a guaranteed period.


98033N                              Page 4

FIXED ANNUITY OPTION. An Account which provides interest at a guaranteed fixed rate for a guaranteed period.

ISSUE AGE. Age last birthday on the Date of Issue. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

NET ASSET VALUE PER SHARE. The value of the net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

PARTICIPANT. (Certificate Owner) The person named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate.

PARTICIPANT'S ACCOUNT. An account established for each Participant to which Purchase Payments are credited.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

PREMIUM TAX. The amount of tax, if any, charged by a state or municipality on Purchase Payment Certificate Values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits describe herein.

QUALIFIED CONTRACT. A Certificate that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account USL VA-R" established by the Company to separate the assets funding variable benefits from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from asset allocable to the Separate Account, are credited to or charged against such account without regard to our other income gains or losses.

UNIT VALUE. The value of: (1) an Accumulation Unit as described in the "Division Accumulation Units" provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

VALUATION DATE. Any day on which we are open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

VARIABLE FUND. An individual investment fund or series in which a Division invests.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at our Administrative Center.



98033N                              Page 5

                               GENERAL PROVISIONS

ENTIRE CONTRACT. The Certificate will be attached to and made a part of the Contract. The Contract, including the Certificate, endorsements if any, and a copy of the application, if attached, constitute the entire Contract between the Contract Owner and us. All statements made by the Contract Owner, Participant or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under the Certificate unless it is in writing and made a part of the Certificate. Nothing in the group annuity Contract invalidates or impairs any right granted to the Certificate holder chapter 28, Article 32,
Section 3219 of New York Insurance Laws, or the Certificate.

NOT CONTESTABLE.  This Certificate is not contestable.

DISCONTINUANCE OF ACCEPTANCE OF NEW PARTICIPANTS. By giving 30 days prior written notice, we may limit or discontinue the acceptance of new Participants' applications and the issuance of new Certificates under the Master Contract. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Certificate issued prior to the effective date of such limitation or discontinuance.

GUARANTEES. We guarantee that the dollar amount of Variable Annuity Payments made during the lifetime of the Payee(s) will not be adversely affected by our actual mortality experience or by the actual expenses incurred by us in excess of the expense deductions provided for in this Certificate.

SETTLEMENT. All benefits under this Certificate are payable from our Administrative Center in Houston, Texas.

NONPARTICIPATING. This Certificate is nonparticipating and does not share in our surplus or earnings.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where the Contract and this Certificate are delivered. You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance to those Master Contract Owners who have the right to comment on or vote on such change.

Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

RIGHTS RESERVED BY US. Upon notice to you, this Certificate may be modified by us, but only if such modification is necessary to:

(1) Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;
(2) Transfer any assets in any Division to another Division, or to one or more other separate accounts, or the Fixed Account;
(3) Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;
(4) Add, restrict or remove Guarantee Periods of the Fixed Account;
(5) Make any new Division available to You on a basis to be determined by Us;
(6) Substitute for the shares held in any Division, the shares of another Variable Fund or the share of another investment company or any other investment permitted by law;
(7) Make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of this Certificate as an annuity; or
(8) Make any changes required to comply with rules of any Variable Fund.

When required by law, we will obtain Your approval of changes and we will gain approval from any appropriate regulatory authority.


98033N                              Page 6

CHANGING THE TERMS OF THE CONTRACT OR THIS CERTIFICATE. Any change in the Master Contract or this Certificate must be approved by one of Our officers. No agent has the authority to make any changes or waive any of the terms of this certificate.

TERMINATION. Each Certificate will remain in force until surrendered for its full value, or all annuity payments have been made, or the death proceeds have been paid, except as follows: If a Participant's Account Value falls below $500 due to Partial Withdrawals, we may cancel the Certificate upon 60 days' notice to the Participant. Such cancellation would be considered a full surrender of the certificate.

If a Participant's Account Value in any Division (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance, without charge, to the Money Market Division.

The Master Contract will terminate when all funds from all Certificates are withdrawn.

                               PURCHASE PAYMENTS

MINIMUM PAYMENTS. The minimum amounts acceptable as Purchase Payments are shown on page 3. We reserve the right to modify these minimums or to refuse a Purchase Payment for any reason.

MAXIMUM PAYMENTS. The maximum amount We will accept during the life of a Certificate without approval of an officer of the Company is $1,000,000.

ALLOCATION OF NET PURCHASE PAYMENTS. The initial allocation of Net Purchase Payments is shown on Page 3 of each Certificate, and will remain in effect until changed by Written notice.

Changes in the allocation will be effective on the date We receive the Participant's notice. The allocation may be 100% to any available Division or Guarantee Period, or may be divided among the options in whole percentage points totaling 100%.

An initial Purchase Payment will be credited to the Participant's Account not more than two Valuation Periods after we receive it, together with all other required documentation, in good order at the office designated by the Company for processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. We reserve the right to limit the total number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen while the Certificate remains in force.

PREMIUM TAXES. When applicable, we will deduct an amount to cover premium taxes. Such deduction will be made:

1. From Purchase Payment(s) when received; or

2. From Your Account Value at the time annuity payments are to commence; or

3. From the amount of any partial withdrawal; or

4. From proceeds payable upon termination of the Certificate for any other reason, including death of the Annuitant or Participant, or surrender of the Certificate.

If premium tax is paid, the Company may reimburse itself for such tax when deduction is being made under paragraphs 2, 3 or 4 above calculated by multiplying the sum of Purchase Payments begin withdrawn by the applicable premium tax percentage.


                              OWNERSHIP PROVISIONS

The Master Contract is owned by the Organization named on page 3 of this Certificate.

98033N                              Page 7

The Participant will have the right to exercise all rights and privileges in connection with this Certificate. If this Certificate is jointly owned by more than one Participant, all Participants must join in any request to exercise the rights or privileges of a Participant.

In any case, such rights and privileges may be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Certificate.

A Payee entitled to benefits upon the death of the Participant or the Annuitant may thereafter exercise such rights and privileges, if any, of ownership which continue.

BENEFICIARY. The term "Beneficiary", as used in this Certificate, means the Beneficiary designated by the Participant in the application for this Certificate, or as later changed by the Participant. The Beneficiary will receive any proceeds that may become payable:

1. Upon the death of the Annuitant, provided no Contingent Annuitant survives;
   or

2. Upon the death of the Participant (other than a Joint Participant) of a Non-Qualified contract during the Accumulation Period. (See "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only".)

Unless otherwise provided in the Beneficiary designation:

1. If any Beneficiary dies, that Beneficiary's interest will pass to any other Beneficiary according to the surviving Beneficiary's respective interest.

2. If no Beneficiary survives to receive proceeds, such proceeds will be paid in one sum to the Participant, if living; otherwise such proceeds will be paid to the Participant's estate. If payment is made to the Participant's estate, the estate will be required to accept payment within 5 years of the date of death.

Provisions in this Certificate regarding the payments to a Beneficiary upon the death of the Annuitant will also apply to any proceeds payable to a Beneficiary upon the death of the Participant (other than a Joint Participant - See "Death of the Participant Prior to the Annuity Date Non-Qualified Contracts Only"). Payment in the event of the Participant's death will be made upon receipt in our Home Office of a written request for proceeds and due proof of the Participant's death.

CHANGE OF OWNERSHIP. Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement of deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

98033N                              Page 8

The Owner of a Non-Qualified Contract may change the ownership of such Contract. During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Participant may change the ownership interest in the Non-Qualified Contract as evidenced by the Certificate.

A change of ownership will not be binding upon us until we receive Written notification at Our Administrative Center. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of any tax consequence.

DEATH OF THE PARTICIPANT PRIOR TO THE ANNUITY DATE - NON-QUALIFIED CONTRACT ONLY. AS used in the Certificate, the term "Non-Qualified Contract" means a Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

If a Participant (including the first to die in the case of Joint Participants) under a Non-Qualified Contract prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed to the Beneficiary either (1) within five years after the date of death of the Participant, or (2) over the life of or a period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of death of the Participant.

The Beneficiary of a Participant (other than a Joint Participant) will be the person or persons designated as Beneficiary in the application for the Certificate, or as later changed prior to the death of such Participant. If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living; otherwise death proceeds will be paid to the person designated as beneficiary.

These mandatory distribution requirements will not apply upon the death of a Participant if the spouse of a deceased Participant elects to continue the Certificate in the spouse's own name, as Participant. The spouse may make such election if: (1) the spouse is the designated Beneficiary of a deceased Participant (other than a Joint Participant); or (2) the spouse is the sole surviving Joint Participant.

The Beneficiary (including a Joint Participant receiving death proceeds) will be considered the designated Beneficiary for the purposes of Section 72(s) of the Internal Revenue Code. In all cases, any such designated beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable must be distributed at least as rapidly as under the method of distribution then in effect.

If the Participant prior to the Annuity Commencement Date, or the Payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

PERIODIC REPORTS. We will send to each Participant, at least once during each Certificate Year, a statement showing the following amounts as of a date not more than two months prior to the date of mailing:

(1) The number of Accumulation Units credited to the Participant's Account; and

(2) The dollar value of each Accumulation Unit;

(3) The total value of the Participant's Account;

(4) The Cash Surrender Value of the Participant's Account; and

(5)  The Death Benefit.

98033N                              Page 9

We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

PARTICIPANT'S ACCOUNT. We will establish a Participant's Account for the Participant under a Certificate, and will maintain such account during the Accumulation Period. The Participant's Account Value for any Valuation Period will be equal to the Participant's Separate Account Value, if any, plus the Participant's Fixed Account Value, if any, for that Valuation Period.

                                 FIXED ACCOUNT

FIXED ACCOUNT VALUE. We will credit to the Guarantee Period(s) selected that portion of each Net Purchase Payment allocated to the Fixed Account. The value in any one Guarantee Period on a Valuation Date is:

(1) The accumulated value of the Net Purchase Payments, renewals or transfers allocated to the Guarantee Period at the Guaranteed Interest Rate; less

(2) The Accumulated Value of surrenders and transfers out of that Guarantee Period; less

(3) The Certificate Fee allocated to that Guarantee Period.

GUARANTEE PERIODS. A one year Guarantee Period will always be available, and additional Guarantee Periods may be added from time to time. If more than one Guarantee Period is available, you may select more than one. The Guarantee Period selected will determine the Guaranteed Interest Rate(s).

The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the transfer privilege provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which we credit your Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date. As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Participant's Account Value, Guarantee Periods of the same duration may have different expiration s and Guaranteed Interest Rates.

We will notify You in writing at least 15, and not more than 45 days prior to the expiration date of an Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless we receive Written notice to the contrary from You at least 3 Valuation Dates prior to the end of such Guarantee Period. You may elect to change to another Guarantee Period or Division which We offer at such time.

If the amount of Your Account Value in a Guarantee Period is less than $500 at the end of such Guarantee Period, We reserve the right to transfer such amount, without charge, to the Money Market Division of the Separate Account. However, We will transfer such amount to another available Division at Your request.

GUARANTEED INTEREST RATES. We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods. The Guarantee Periods that We make available at any time will be determined at Our discretion. No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0%.

INTEREST RATE LOCK ON 1035 EXCHANGES OR OTHER QUALIFIED ROLLOVERS AND TRANSFERS. This provision will apply if:

1. Proceeds are being transferred to us under Internal Revenue Code (IRC)
   Section 1035 (a 1035 Exchange), or under another rollover of values qualified for special tax treatment under the IRC.

98033N                              Page 10

2. All, or a part of the resulting Net Purchase Payments are to be allocated to the Fixed Account.

If proceeds from such Exchange, Rollover or Transfer are received by the Company within 60 days following the date of application for this Certificate, interest to be credited to the Fixed Account during the Guarantee Period will be calculated at a rate which is the higher of: (1) the current interest rate being used by the Company on the date of the application for the Guarantee Period selected; or (2) the current interest rate being used by the Company on the date of receipt of proceeds. Proceeds received more than 60 days after the date the application is signed will receive interest at the rate in effect of the date of receipt of such proceeds.

Interest will be credited to the Fixed Account as of the date of receipt of such proceeds, and the interest rate used to calculate such interest will remain in effect for the duration of the Guarantee period.

                               SEPARATE ACCOUNT

DIVISIONS. The Separate Account has several Divisions, each investing in a corresponding Variable Fund. Net Purchase Payments will be allocated to the Divisions and the Fixed Account as shown in the Certificate, unless You change the allocation. A list of the Divisions of the Separate Account and the Initial Allocation of Purchase Payments appear on page 3. A brief description of each Division will found on pages 3A and 3B.

We will use the Net Purchase Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. We will be the owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

DIVISION ACCUMULATION UNITS. Net Purchase Payments and transferred amounts allocated to the Separate Account will be credited to Your account in the form of Division Accumulation Units. The number of Division Accumulation Units will be determined by dividing the amount allocated to a Division by the Division Accumulation Unit value as of the end of the Valuation Period as of which the transaction is credited. The value of each Division Accumulation Unit was arbitrarily set as of the date the Division first purchased Variable Fund shares. Subsequent values on any Valuation Date are equal to the previous Division Accumulation Unit value times the Net Investment Factor for the Valuation Period ending on that Valuation Date.

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Division is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1) Is the sum of:

    (a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

    (b) The per share amount of any dividend or capital gain distributions made on the Variable fund shares held in the Division during the current Valuation Period;

 (2) Is the Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the beginning of the current Valuation Period; and

 (3) Is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the daily asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on Page 3.

98033N                              Page 11

SEPARATE ACCOUNT VALUE. The Separate Account Value for any Valuation Period is the total of the values in each Division credited to Your account for such Valuation Period. The value for each Division will be equal to:

(1) The number of Division Accumulation Units; multiplied by

(2) The Division Accumulation Unit Value for the Valuation Period.

The Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.

TRANSFERS. Transfers may be made at any time during the Accumulation Period after the first 30 day following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which We receive Your Written request for a transfer. Transfers will be subject to the following restrictions:

(1) Prior to the Annuity Commencement Date, You may make up to 12 transfers each Certificate Year without charge.

(2) There will be a charge of $25.00 for each transfer in excess of 12 in a Certificate Year.

(3) Transfers under the Automatic Rebalancing or Dollar Cost Averaging programs will not count towards the 12 free transfers each Certificate Year. The $25 charge will not apply to transfer made through Automatic Rebalancing or Dollar Cost Averaging. Transfers under any other asset management arrangement approved by the Company may be subject to the $25 charge and may count towards the 12 free transfers.

(4) The amount of Account Value that may be transferred each year from a Fixed Account Guarantee Period to a Separate Account Division is limited. The limit will be based on the Guarantee Period account balance at the beginning of the Guarantee Period. Not more than 25% of such account balance may be transferred to a Separate Account Division during each Certificate Year.
    The 25% limit does not apply to:

    (a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

    (b) Transfers within 15 days before or after the end of the applicable Guarantee Period; or

    (c) A renewal at the end of a Guarantee Period to the same Guarantee Period.

(5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

(6) We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

We may not unilaterally terminate or discontinue transfer privileges. However, We reserve the right to suspend such privileges for a reasonable period. Any such suspension will be administered in a nondiscriminatory manner.

After the Annuity Commencement Date, You may make one transfer during any 180 day period; such transfer is without charge. You may not make transfers from the fixed annuity account.

AUTOMATIC REBALANCING. "Automatic Rebalancing" occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the percentage allocation then in effect. Automatic Rebalancing of the Separate Account Divisions will occur periodically:

98033N                              Page 12

(1) If Your Account Value is equal to or greater than $25,000; and

(2) If You have selected Automatic Rebalancing.

You may select Automatic Rebalancing when applying for the Certificate, or it may be selected at a later date. We reserve the right to increase or lower the Minimum Account Value required for Automatic Rebalancing. Automatic Rebalancing is only available prior to the Annuity Commencement Date.

DOLLAR COST AVERAGING. "Dollar Cost Averaging" is an automatic periodic transfer of funds in accordance with the "Transfers" provision and instructions from the Participant.

                                  SURRENDERS

GENERAL SURRENDER PROVISIONS. The amount surrendered will normally be paid to You within 5 Valuation Dates following Our receipt of:

(1)  Your Written request on a form acceptable to us; and

(2)  The Certificate, if required.

We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from date We receive the request.

FULL SURRENDER. At any time prior to the Annuity Commencement Date, and during the lifetime of the Annuitant, You may surrender this Certificate by sending us a Written request. The amount payable on surrender is:

(1) Your Account Value at the end of the Valuation Period in which We receive form acceptable to Us;

(2)  Minus any applicable Surrender Charge;

(3)  Minus any applicable Certificate Fee; and

(4)  Minus any applicable premium tax.

The amount payable upon surrender will not be less than the amount required by state law. Upon payment of the surrender amount, this Certificate will be terminated and We will have no further obligation to the Participant.

All collateral assignees must consent to any surrender or partial withdrawal. We may require that the certificate be returned to Our Administrative Center prior to making payment.

PARTIAL WITHDRAWALS. A portion of Your Account Value may be withdrawn at any time prior to the Annuity Commencement Date. You must send us a Written request specifying the Divisions or Guarantee Periods from which the Partial Withdrawal is to be made. However, in cases where You do not so specify, or the withdrawal cannot be made in accordance with Your specifications, We reserve the right to implement the withdrawal from each Division and Guarantee Period based on the Account Value in each. Partial Withdrawals will be made effective at the end of the Valuation Period in which We receive the Written request. Partial Withdrawals will be subject to the following guidelines:

(1) The Partial Withdrawal amount must be at least $100 or, if less, Your entire Account Value;



98033N                              Page 13

(2) We will surrender Division Accumulation Units from the Separate Account, or interests in Guarantee Period so that the total amount withdrawn will be the sum of:

    (a) The amount payable to You;

    (b) Plus any Surrender Charge and any applicable premium tax;

(3) If the Account Value in any Division or Guarantee Period (except the Money Market Division falls below $600, We reserve the right to transfer the remaining balance without charge to the Money Market Division;

(4) If a Partial withdrawal would cause Your Account Value to fall below $500, We may cancel this Certificate upon 60 days' notice. Such cancellation would be considered a full surrender of this Certificate.

SURRENDER CHARGE FOR PARTIAL WITHDRAWALS AND FULL SURRENDERS. Except as noted under "Surrender Charge Exceptions", a Surrender Charge will be applied to the amount of any Purchase Payment withdrawn during the first 7 years after it was first credited, as follows:

        YEAR OF PURCHASE          SURRENDER CHARGE AS A PERCENTAGE
        PAYMENT WITHDRAWAL        OF PURCHASE PAYMENT WITHDRAWN
           1st and 2nd                  6%
           3rd and 4th                  5%
           5th                          4%
           6th                          3%
           7th                          2%
           Thereafter                   0%

For purposes of computing the Surrender Charge, the oldest Purchase Payments are deemed to be withdrawn first, and before any amounts in excess of Purchase Payments are withdrawn from a Participant's Account. The following transactions will be considered as withdrawals for purposes of computing the Surrender
Charge: total surrender, partial withdrawal, commencement of an annuity payment option and termination due to insufficient Participant Account Value.

SURRENDER CHARGE EXCEPTIONS.  The Surrender Charge will not apply:

(1) To any amounts in excess of Purchase Payments that are withdrawn from a Participant's Account;

(2) To any amounts in excess of the amount permitted by the 15% Free Withdrawal Privilege if such amounts are required to be withdrawn to obtain or retain favorable federal tax treatment; (The granting of this exception is subject to Our approval);

(3)  Upon the death of the Annuitant at any age during the Payout Period;

(4) Upon the death of the Annuitant at any age during the Accumulation Period if no Contingent annuitant survives;

(5) Upon the death of the Participant of a Nonqualified Contract unless this Certificate is being continued under the special rule for a surviving spouse as defined under Internal Revenue Code Section 72(s);

(6) Upon selection of an annuity payment option over a period of at least 5 years;

(7) Upon selection of an annuity payment option based on life contingencies if life expectancy is at least 5 years.


98033N                              Page 14

Upon selection of an annuity payment option that does not qualify for a Surrender Charge Exception the amount applied will be the greater of the cash surrender benefit, or 95 percent of what the cash surrender benefit would be if there were no Surrender Charge.

15% FREE WITHDRAWAL PRIVILEGE. The Surrender Charge in any Certificate year will not apply to the portion of each withdrawal or a total surrender that is equal to or less than:

(1) Fifteen Percent (15%) of the amount of Purchase Payments not previously withdrawn that have been credited to the Certificate for at least one year, but not more than 7 years; less

(2) The amount of any previous withdrawals made during such Certificate year.

For withdrawals under a systematic withdrawal plan, Purchase Payments credited for 30 days or more are eligible for the 15% Free Withdrawal Privilege.

If multiple withdrawals are made during a Certificate Year, the amount eligible for the free withdrawal will be recalculated at the time of each Partial Withdrawal. After the first Certificate Year non-automatic and automatic withdrawals may be made in the same Certificate Year subject to the 15% limitation.

A free withdrawal pursuant to any of the foregoing Surrender Charge Exceptions is not deemed a withdrawal of Purchase Payments except for purposes of computing the 15% free withdrawals privilege.

                           SYSTEMATIC WITHDRAWAL PLAN

The Systematic Withdrawal Plan (the "Plan") allows Partial Withdrawals to be made at periodic intervals while this Certificate remains in force. The Plan is available immediately after the Date of Issue of this Certificate with withdrawals beginning as early as 30 days after the Date of Issue. Additional Purchase Payments will be accepted by the Company while withdrawals are being made under the Plan. Withdrawals are automatic. Once Withdrawals have been started under the Plan, the Company will continue distributions unless the Participant has provided otherwise. The Participant under this Certificate may stop withdrawals under the Plan at any time.

The Plan is subject to the following guidelines:

(1) The Annuity Date of this Certificate must be at least one year later than the date of the first withdrawal;

(2) Each withdrawal must be $100.00 or more;

(3) The Participant may request distributions to be made on an annual, semi-annual, quarterly or monthly basis;

(4) We will waive surrender charges on multiple installments, the total of which does not exceed the amount eligible for free withdrawal under the 10% Free Withdrawal Privilege in a Certificate Year;

(5) After withdrawals are stopped under the Plan, withdrawals may be started again at a later date subject to the same guidelines that applied to the initial series of withdrawals.

The Systematic Withdrawal Plan will terminate at the Annuity Date at which time this Certificate must annuitize.

98033N                              Page 15

                                CERTIFICATE FEE

MANNER OF DEDUCTING. An annual Certificate Fee not to exceed $30.00 will be deducted at the end of each Certificate Year prior to the Annuity Commencement Date. Unless paid directly, the fee will be allocated among the Guarantee Periods and Divisions in proportion to the Participant's Account Value in each. The entire fee for the year will be deducted from the proceeds of any full surrender certificate.

                                  TAX CHARGE

RIGHT TO IMPOSE. We reserve the right to impose additional charges or establish reserves for any federal or local taxes incurred or that may be incurred by us, and that may be deemed attributable to this Certificate.

                        ONE-TIME REINVESTMENT PRIVILEGE

REINVESTMENT OF ACCOUNT VALUE. If the Participant has made a full surrender of the Account Value, the Participant may reinvest the Account Value if We receive the Written reinvestment request and the net surrender proceeds not more than 30 days after the date of surrender. In such a case, the Participant's Account Value will be restored to what it was at the time of the surrender (less any annual Certificate maintenance charge that has since become payable). Any subsequent Surrender Charge will be computed as if the Certificate had been issued at the date of reinvestment in consideration of a Purchase Payment in the amount of such net surrender proceeds. This one-time reinvestment privilege is available only if the Participant's Account Value following the reinvestment would be at least $500. Unless the Participant requests otherwise in Writing, the Account Value following the reinvestment will be allocated among the Divisions and Guarantee Periods in the same proportions as those prior to surrender.

                                DEATH PROCEEDS

DEATH PROCEEDS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies before the Annuity Commencement Date, and is survived by a Contingent Annuitant, this Certificate will be continued with the Contingent Annuitant being named the Annuitant. If this Certificate is Non-Qualified Contract, this Certificate may qualify for continuation under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contract Only" provision. Otherwise, death proceeds will be paid as follows:

(1) If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(2) If a Participant (other than a Joint Participant) dies, and this Certificate is not being continued under the "Death of the Participant Prior to the Annuity-Date - Non-Qualified Contracts Only" provision,death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(3) If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant if living. If the surviving Joint Participant is the spouse of the deceased Joint Participant, then the surviving Joint Participant may continue the Certificate under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision as if he or she had been designated as Beneficiary. Otherwise death proceeds will be paid to the person designated as Beneficiary unless Joint Participants have specified in writing that death proceeds are to be aid in a different manner.

If the Annuitant or such Participant dies, the amount of the death proceeds will be the greatest of the following amounts, less any applicable Premium Tax:

(1) The sum of all Net Purchase Payments less any prior Partial Withdrawals;



98033N                              Page 16

(2) The Participant's Account Value as of the end of the Valuation Period in which We receive proof of the Annuitant's or such Participant's death and a Written request from the Beneficiary as to the form of payment; or

(3) The Highest Anniversary Value prior to the date of death, determined as follows:

    (a) We will calculate the Account Values at the end of each of the past Certificate anniversaries that occurred prior to the deceased's 81st birthday;

    (b) Each of the Account Values will be increased by the amount of Net Purchase Payments made since the end of such Certificate Years;

    (c) The result will be reduced by the amount of any withdrawals made since the end of such Certificate Years;

    (d) The Highest Anniversary Value will be an amount equal to the highest of such values.

NOTE: IN DETERMINING THE "HIGHEST ANNIVERSARY VALUE", WE ARE COMPARING THE TOTAL OF THE ACCOUNT VALUES - THE SUM OF THE FIXED ACCOUNT VALUES AND SEPARATE ACCOUNT VALUES. THEREFORE, THE HIGHEST ANNIVERSARY VALUE WILL NOT NECESSARILY INCLUDE EITHER THE HIGHEST SEPARATE ACCOUNT VALUE OR THE HIGHEST FIXED ACCOUNT VALUE.

The death proceeds will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death proceeds will become payable when we receive:

(1) Proof of the Participant's or Annuitant's death; and

(2) A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, We will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant. We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

DEATH PROCEEDS ON OR AFTER THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death proceeds, if any, as provided by the annuity form in effect.

PROOF OF DEATH. We accept any of the following as proof of the Annuitant's or Participant's death:

(1) A copy of a certified death certificate;

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) A written statement by a medical doctor who attended the deceased at the time of death; or

(4) Any other proof satisfactory to Us.

                              PAYMENT OF BENEFITS

APPLICATION OF ACCOUNT VALUE. Unless directed otherwise, We will apply the Fixed Account Value to provide a Fixed Annuity, and the Separate Account Value to provide a Variable Annuity. The Participant must tell us in Writing at least 30 days prior to the Annuity Commencement Date if Fixed and Separate Account values are to be applied in different proportions. Transfers and partial withdrawals will be permitted within the 30-day period.


98033N                              Page 17

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date (Annuity Date) is shown on page 3. The Participant of a Qualified Contract may be required to receive distributions after the Annuitant's 70th birthday to comply with certain federal tax requirements. The Annuity Date may be changed by Written notice from the Participant, subject to our approval.

OPTIONS AVAILABLE TO A PARTICIPANT. The Participant may elect to have annuity payments made beginning on the Annuity Commencement Date under any one of the Annuity Options described in this Certificate. We will notify the Participant 60 to 90 days prior to the scheduled Annuity Date that the Certificate is scheduled to mature, and request that an Annuity Option be selected.

If the Participant has not selected an Annuity Option ten days prior to the Annuity Commencement Date, We will proceed as follows:

1. If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 90th birthday We will extend the Annuity Commencement Date to the Annuitant's 90th birthday.

2. If the scheduled Annuity Commencement Date is the Annuitant's 90th birthday, the Account Value less an applicable charges and premium taxes will be paid in one sum to the Participant.

OPTIONS AVAILABLE TO A BENEFICIARY. The Participant may elect, in lieu of payment in one sum, that any amount or part thereof due under the Certificate be applied under any of the options described in this Certificate. Within 60 days after the death of the Annuitant or Participant, the Beneficiary may make such election if the Participant has not done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Participant.

The first annuity payment under any option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

PAYMENT CONTRACT. At such time as one of these options becomes effective, this Certificate shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

FIXED ANNUITY PAYMENTS. Fixed Annuity Payments start on the Annuity Commencement Date. The amount of the first monthly payment for the annuity selected will be at least as favorable as that produced by the applicable annuity table of the Certificate.

The dollar amount of any payments after the first payment is specified during the entire period of annuity payments according to the provisions of the Annuity Option elected.

                           VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS. We convert the Division Accumulation Units into Division Annuity Units at the values determined at the end of the Valuation Period which contains the tenth day prior to the Annuity Commencement Date. The number of Division Annuity Units is obtained by dividing the first monthly payment by the Division Annuity Unit Value determined at the end of the valuation period described above. (See following paragraph). The first monthly payment is determined by applying the dollar value of the Division Accumulation Units to the applicable Annuity Table. The number of Division Annuity Units remains constant as long as an annuity remains in force and allocation among the Divisions has not changed.

Each Division Annuity Unit Value was arbitrarily set when the Division first converted Division Accumulation Units into Division Annuity Units. Subsequent values on any Valuation Date are equal to the previous Division Annuity Unit Value times the Net Investment Factor for that Division for the

98033N                              Page 18

Valuation Period ending on that Valuation Date, with an offset for the 3 1/2% assumed interest rate used in the annuity tables of the Certificate.

Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment.

If the monthly payment under the annuity form selected is based on a single Division, the monthly payment is found by multiplying the Division Annuity Unit Value on said date by the number of Division Annuity Units. If the monthly payment under the annuity form selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

We guarantee that the amount of each payment will not be affected by variations in expense or mortality experience.

                                ANNUITY OPTIONS

FIRST OPTION - LIFE ANNUITY - An annuity payable monthly during the lifetime of the Annuitant.

SECOND OPTION - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

THIRD OPTION - JOINT AND LAST SURVIVOR LIFE ANNUITY - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. This option is available only if one person is Adjusted Age 70 or less.

FOURTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD - An amount payable monthly for the number of years selected which may be from 5 to 40 years. If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

FIFTH OPTION - PAYMENTS OF A SPECIFIC DOLLAR AMOUNT - The amount due may be paid in equal monthly installments of a designated dollar amount until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis in which cases the amount of each annuity payment will be determined on a basis consistent with at described in this Certificate for monthly payments.

No election of any Annuity Option may be made if the accumulated value is less than $2,000, or if the initial annuity payment will be less than $20 per month. If the minimum is not met, the Company will make a lump-sum payment of the Account Value (less any Surrender Charge, uncollected annual Maintenance Charge and applicable premium tax) to the Annuitant or other properly-designated Payee.


98033N                              Page 19

MISSTATEMENT OF AGE OR SEX (MISSTATEMENT OF AGE IF ISSUED on A UNISEX BASIS). In the event the age or sex of the Annuitant has been misstated, (age of the Annuitant if issued on a unisex basis), any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

ANNUITY TABLES. The tables that follow show the dollar amount of the first monthly payment for each $1,000 applied under the options. The first two pages of tables are based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years. The table on the last page is based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years with unisex rates based on 60% female and 40% male and interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the sex of the Annuitant (unless issued on a unisex basis) and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both Annuitants (unless issued on a unisex basis) and their adjusted ages at the time the first payment is due.

In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010 - 2019, and reduced an additional year for each decade that follows. The age 85 life annuity Option 2 rate also used for ages above 85.

ALTERNATE AMOUNT OF INSTALLMENTS UNDER FIXED LIFE INCOME OPTIONS. When annuity payments are to begin, the Company will provide life income payments based on fixed single premium immediate annuity rates then offered the Company to the same class of Annuitants if:

(1)  A fixed life income option is elected; and

(2)  Such rates are more favorable than those guaranteed in the Certificate.

98033N                              Page 20

                                ANNUITY TABLES

                           AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,000 OF ANNUITY VALUE

    Options 1 and 2 - Life Annuities

Adjusted Age                        Monthly Payments Guaranteed
of Male          Option l*          Option 2          Option 2           Option 2
                 None               120               180                240


     50            4.37               4.33              4.28               4.21
     51            4.44               4.40              4.34               4.26
     52            4.52               4.47              4.40               4.32
     53            4.59               4.54              4.47               4.37
     54            4.68               4.62              4.54               4.43
     55            4.77               4.70              4.61               4.49
     56            4.86               4.78              4.69               4.55
     57            4.96               4.87              4.76               4.61
     58            5.06               4.97              4.84               4.67
     59            5.18               5.07              4.93               4.73
     60            5.30               5.17              5.01               4.79
     61            5.42               5.28              5.10               4.86
     62            5.56               5.40              5.20               4.92
     63            5.71               5.52              5.29               4.98
     64            5.87               5.65              5.38               5.04
     65            6.04               5.79              5.48               5.10
     66            6.22               5.92              5.58               5.15
     67            6.41               6.07              5.68               5.21
     68            6.62               6.22              5.77               5.26
     69            6.84               6.37              5.87               5.30
     70            7.07               6.53              5.96               5.35
     71            N/A                6.70              6.07               5.40
     72            N/A                6.87              6.16               5.44
     73            N/A                7.04              6.24               5.47
     74            N/A                7.21              6.32               5.50
     75            N/A                7.38              6.40               5.52
     76            N/A                7.55              6.47               5.55
     77            N/A                7.72              6.54               5.57
     78            N/A                7.89              6.60               5.58
     79            N/A                8.05              6.66               5.60
     80            N/A                8.21              6.71               5.61
     81            N/A                8.36              6.75               5.62
     82            N/A                8.50              6.79               5.62
     83            N/A                8.64              6.82               5.63
     84            N/A                8.76              6.85               5.63
     85            N/A                8.88              6.88               5.64

     Adjusted Age                   Monthly Payments Guaranteed
      of Female  Option l*          Option 2          Option 2           Option 2
                 None               120               180                240

     50            4.05               4.03              4.01               3.97
     51            4.10               4.09              4.06               4.02
     52            4.17               4.14              4.12               4.07
     53            4.23               4.21              4.17               4.12
     54            4.30               4.27              4.23               4.18
     55            4.37               4.34              4.30               4.23
     56            4.44               4.41              4.36               4.29
     57            4.52               4.48              4.43               4.35
     58            4.61               4.56              4.50               4.41
     59            4.70               4.65              4.58               4.48
     60            4.79               4.74              4.66               4.54
     61            4.89               4.83              4.74               4.61
     62            5.00               4.93              4.83               4.67
     63            5.12               5.03              4.92               4.74

*Not available above Adjusted Age 70.

98033N                              Page 21

     Adjusted Age                 Monthly Payments Guaranteed
     of Female    Option l*      Option 2        Option 2        Option 2
                  None           120             180             240

     64            5.24            5.14            5.01            4.81
     65            5.38            5.26            5.11            4.88
     66            5.52            5.38            5.20            4.95
     67            5.67            5.51            5.31            5.01
     68            5.83            5.65            5.41            5.08
     69            6.01            5.79            5.52            5.14
     70            6.20            5.94            5.62            5.20
     71            N/A             6.11            5.74            5.27
     72            N/A             6.27            5.85            5.32
     73            N/A             6.45            5.96            5.37
     74            N/A             6.63            6.06            5.41
     75            N/A             6.81            6.16            5.45
     76            N/A             7.00            6.26            5.49
     77            N/A             7.20            6.35            5.52
     78            N/A             7.39            6.44            5.54
     79            N/A             7.59            6.52            5.56
     80            N/A             7.78            6.59            5.58
     81            N/A             7.97            6.65            5.60
     82            N/A             8.15            6.70            5.61
     83            N/A             8.32            6.75            5.62
     84            N/A             8.49            6.79            5.62
     85            N/A             8.64            6.83            5.63
    *Not available above Adjusted Age 70.

0ption 3 - Joint and Last Survivor Life Annuity (Available only if one person is Adjusted Age 70 or less)

Adjusted Age
of Annuitant                         Adjusted Age of Secondary Annuitant
                                                   Female

Male            F50            F55            F60            F65             F70
50              3.76           3.89           4.01           4.11            4.19
55              3.84           4.01           4.18           4.33            4.46
60              3.90           4.11           4.33           4.56            4.77
65              3.95           4.19           4.47           4.78            5.09
70              3.99           4.25           4.58           4.96            5.39

Adjusted Age
of Annuitant                         Adjusted Age of Secondary Annuitant
                                                    Male
Female          M50            M55            M60            M65             M70

50              3.76           3.84           3.90           3.95            3.99
55              3.89           4.01           4.11           4.19            4.25
60              4.01           4.18           4.33           4.47            4.58
65              4.11           4.33           4.56           4.78            4.96
70              4.19           4.46           4.77           5.09            5.39

Option 4 - Payments for a Designated Period

Years of        Amount of Monthly         Years of         Amount of Monthly
Payment             Payment               Payment              Payment

    5               $18.12                   23                  $5.24
    6                15.35                   24                   5.09
    7                13.38                   25                   4.96
    8                11.90                   26                   4.84
    9                10.75                   27                   4.73
   10                 9.83                   28                   4.63
   11                 9.09                   29                   4.53
   12                 8.46                   30                   4.45
   13                 7.94                   31                   4.37
   14                 7.49                   32                   4.29
   15                 7.10                   33                   4.22

98033N                              Page 22

Years of        Amount of Monthly         Years of         Amount of Monthly
Payment             Payment               Payment              Payment

    16               6.76                    34                   4.15
    17               6.47                    35                   4.09
    18               6.20                    36                   4.03
    19               5.97                    37                   3.98
    20               5.75                    38                   3.92
    21               5.56                    39                   3.88
    22               5.39                    40                   3.83



98033N                              Page 23

                                ANNUITY TABLES

                           AMOUNT OF MONTHLY PAYMENT
                        FOR EACH 1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

   Adjusted Unisex               Monthly Payments Guaranteed

     Age
                 Option 1*          Option 2          Option 2           Option 2
                 None               120               180                240
     50            4.18               4.15              4.12               4.07
     51            4.24               4.21              4.18               4.12
     52            4.31               4.28              4.24               4.17
     53            4.38               4.34              4.30               4.23
     54            4.45               4.41              4.36               4.28
     55            4.53               4.48              4.43               4.34
     56            4.61               4.56              4.50               4.40
     57            4.70               4.64              4.57               4.46
     58            4.79               4.73              4.65               4.52
     59            4.89               4.82              4.72               4.59
     60            5.00               4.91              4.81               4.65
     61            5.11               5.02              4.89               4.71
     62            5.23               5.12              4.98               4.78
     63            5.36               5.23              5.07               4.85
     64            5.49               5.35              5.17               4.91
     65            5.64               5.48              5.26               4.98
     66            5.80               5.61              5.36               5.04
     67            5.96               5.74              5.46               5.10
     68            6.14               5.88              5.57               5.16
     69            6.34               6.03              5.67               5.21
     70            6.54               6.19              5.77               5.27
     71            N/A                6.36              5.88               5.33
     72            N/A                6.52              5.98               5.37
     73            N/A                6.69              6.08               5.41
     74            N/A                6.87              6.18               5.45
     75            N/A                7.05              6.27               5.49
     76            N/A                7.23              6.35               5.51
     77            N/A                7.42              6.44               5.54
     78            N/A                7.60              6.51               5.56
     79            N/A                7.78              6.58               5.58
     80            N/A                7.96              6.64               5.59
     81            N/A                8.13              6.69               5.61
     82            N/A                8.30              6.74               5.62
     83            N/A                8.46              6.78               5.62
     84            N/A                8.60              6.82               5.63
     85            N/A                8.74              6.85               5.63

0ption 3 - Joint and Last Survivor Life Annuity (Available only if one person is Adjusted Age 70 or less)

Adjusted Age                    Adjusted Age of Secondary Annuitant
of Annuitant

Unisex         50            55           60           65            70
 50           3.75          3.85         3.94         4.01          4.07
 55           3.85          4.00         4.13         4.24          4.33
 60           3.94          4.13         4.32         4.49          4.65
 65           4.01          4.24         4.49         4.75          5.00
 70           4.07          4.33         4.65         5.00          5.36

*Not available above Adjusted Unisex Age 70.

98033N                              Page 21

Option 4 - Payments for a Designated Period

Years of      Amount of Monthly   Years of   Amount of Monthly
Payment            Payment        Payment         Payment

   5               $18.12            23            $5.24
   6                15.35            24             5.09
   7                13.38            25             4.96
   8                11.90            26             4.84
   9                10.75            27             4.73
   10                9.83            28             4.63
   11                9.09            29             4.53
   12                8.46            30             4.45
   13                7.94            31             4.37
   14                7.49            32             4.29
   15                7.10            33             4.22
   16                6.76            34             4.15
   17                6.47            35             4.09
   18                6.20            36             4.03
   19                5.97            37             3.98
   20                5.75            38             3.92
   21                5.56            39             3.88
   22                5.39            40             3.83


98033N                             Page 22

                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK



This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CERTIFICATE. NON-PARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. SEE THE "SEPARATE ACCOUNT" AND "VARIABLE ANNUITY PAYMENTS" PROVISIONS IN THIS CERTIFICATE.





                For Information, Service or to make a Complaint
Contact your Registered Representative or The United States Life Annuity Service
                                    Center
                    THE UNITED STATES LIFE INSURANCE COMPANY
                            ANNUITY SERVICE CENTER
                             2727-A ALLEN PARKWAY
                                P. 0. BOX 1401
                           HOUSTON, TEXAS 77251-1401
                                1-800-346-4944



98033N